Exhibit 10.13

AMENDMENT TO INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT is made as of the 1st day of November, 2021.

BETWEEN:

BRAZIL POTASH CORP., a body corporate duly incorporated under the laws of Ontario, Canada, and having an office at 198 Davenport Road, Toronto, ON

(hereinafter called the “Company”)

AND:

OF THE FIRST PART

NEIL SAID, an individual with an address of 225 Kingswood Road, Toronto, ON M5A 3R3

(hereinafter called the “Consultant”)

OF THE SECOND PART

WHEREAS the Company and the Consultant entered into an independent contractor agreement dated for reference the 1st day of January, 2014, as amended on July 1, 2018 (together, the “Agreement”);

AND WHEREAS the parties are desirous of amending certain terms of the Agreement.

THEREFORE, the Agreement is amended as follows:

1.	Paragraph 3 of the Agreement is amended as follows:

Effective January 1, 2021, the base fee for the Consultant’s services hereunder shall be at the rate of USD$10,000 per month (the “Base Fees”), plus applicable goods and services tax, together with any such increments thereto and bonuses (including additional grants of options) as the Board of Directors of the Company may from time to time determine, payable in equal monthly amounts in advance on the first business day of each calendar month.

2.	All other terms and conditions of the Agreement are hereby reaffirmed.

IN WITNESS WHEREOF, this amendment has been executed as of the day, month and year first above written.

BRAZIL POTASH CORP.

/s/ Matt Simpson
Authorized Signing Officer

/s/ Neil Said
Neil Said